LICENSE AND BINDER PURCHASE AGREEMENT

         THIS LICENSE AND BINDER PURCHASE AGREEMENT (the "Agreement"), is made and entered into as of January 18, 2000 by and between Premier Elkhorn Coal Company, a Kentucky corporation (the "Licensee"), and Covol Technologies, Inc., a Delaware corporation (the "Licensor").

                                    RECITALS

         WHEREAS, Licensor has developed and owns a proprietary process to produce synthetic coal fuel extrusions, pellets and briquettes (collectively referred to herein as "briquettes") from waste coal dust, coal fines, run of mine coal and other similar coal derivatives (collectively, "Coal Feedstock"), and Licensor is entitled to license the synthetic Coal Briquetting Technology (as defined below) to Licensee;

         WHEREAS, Pocahontas Synfuel, L.L.C., a Utah limited liability company and wholly owned affiliate of Licensor ("Subsidiary"), owns a solid synthetic fuel manufacturing plant (the "Facility") and Licensee will acquire the Facility from Subsidiary as contemplated by that certain Asset Purchase Agreement dated as of January 13, 2000, by and between Licensor, TECO Coal Corporation, a Kentucky corporation, Licensee, Subsidiary and Synfuel Investments, Inc., a Utah corporation (the "Purchase Agreement");

         WHEREAS, Licensee wishes to obtain and Licensor wishes to grant to Licensee a license for the synthetic Coal Briquetting Technology to be used in connection with the Facility, and Licensee wishes to obtain and Licensor wishes to sell to Licensee t1he Proprietary Binder Material (as defined below) for use in the operation of the Facility, in each case, on the terms and conditions set forth in this Agreement.


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**       This Exhibit contains confidential material which has been omitted pursuant to a Confidential Treatment Request. The omitted information has been filed separately with the Securities and Exchange Commission.

         NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensor and Licensee each agree as follows:

         Section 1. Definitions. Capitalized terms used herein shall have the meanings specified in the Purchase Agreement, unless otherwise specified below:

         1.1 "Bankruptcy Code" has the meaning set forth in Section 16.

         1.2 "Claimant" has the meaning set forth in Section 3.2.

         1.3 "Coal Briquetting Technology" means all intellectual property, patents (including, but not limited to, United States Patent Numbers 5,599,361; 5,487,764; and 5,453,103) and applications therefor, printed and not printed technical data, know-how, trade secrets, copyrights and other intellectual property rights, inventions, discoveries, techniques, works, processes, methods, plans, software, designs, drawings, schematics, specifications, communications protocols, source and object code and modifications, test procedures, program cards, tapes, disks, algorithms and all other scientific or technical information in whatever form including "Developed Technology" relating to, embodied in or used in the process to produce synthetic coal fuel briquettes from Coal Feedstock, including all such information in existence as of the date of this Agreement as well as related information later developed by Licensor; provided, however, that the defined term "Coal Briquetting Technology" shall not include the proprietary process/method or other binder material or composition developed by Licensor to produce synthetic coke briquettes from coke breeze, iron revert materials, or any technology used in any application other than the processing and production of synthetic coal fuel briquettes. Nothing in this Agreement is intended to grant to Licensee the right to apply the Coal Briquetting Technology to produce anything other than synthetic coal fuel intended to qualify for tax credits under Section 29(c)(1)(C) of the Code.

         1.4 "Code" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

         1.5 "Confidential Information" has the meaning set forth in Section
2.4.

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

         1.6 "Developed Technology" means any inventions, "Improvement" or technology that Licensor may conceive, make, invent or suggest in connection with or related to the Coal Briquetting Technology; provided, however, that "Developed Technology" shall not include (i) coal fines recovery, coal fines washing, material handling or product marketing techniques or technologies conceived, made, invented or suggested by Licensee that are generally applicable to the coal industry but which are used at the Facility in connection with the Coal Briquetting Technology or (ii) any inventions, "Improvement" or technology that Licensee may conceive, make, invent or suggest in connection with or related to the Coal Briquetting Technology.

         1.7 "Dow Agreement" means that certain agreement between Dow Chemical Company and Licensor, effective January 1, 1998.

         1.8 "Facility" has the meaning set forth in the Recitals.

         1.9 "Formula" has the meaning set forth in Section 4.7.

         1.10 "Hazardous Substances" means (a) any petrochemical or petroleum products (provided that for purposes of this Agreement, the Proprietary Binder Material shall not be considered to be a petrochemical or petroleum product), oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain polychlorinated biphenyls, (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "hazardous constituents," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants," "pollutants," "toxic pollutants" or words of similar meaning and regulatory effect under any applicable environmental law and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable environmental law.

         1.11 "Increased Cost of Manufacture" has the meaning set forth in
Section 4.2.

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         1.12 "Improvement" means an alteration or addition to an invention or discovery which may enhance performance or economics while maintaining a product's, device's or method's essential identity and character; provided, however, that "Improvement" shall not include (i) coal fines recovery, coal fines washing, material handling, or product marketing techniques or technologies conceived, made, invented or suggested by Licensee that are generally applicable to the coal industry but which are used at the Facility in connection with the Coal Briquetting Technology or (ii) any alteration or addition to an invention or discovery which was conceived, made, invented or suggested by Licensee. An "Improvement" may comprise alterations or additions to either patented or unpatented inventions, discoveries, technology or devices and may or may not be patentable.

         1.13 "Licensee" has the meaning set forth in the preamble.

         1.14 "Licensor" has the meaning set forth in the preamble.

         1.15 "Proprietary Binder Material" means and refers to the binder compound derived from the Formula and used for the production of synthetic coal briquettes by the Facility.

         1.16 "Purchase Agreement" has the meaning set forth in the Recitals.

         1.17 "Reduced Cost of Manufacture" has the meaning set forth in Section 4.2.

         Section 2. License Grant.

         2.1 General. Licensor hereby grants to Licensee a non-exclusive license to use the Coal Briquetting Technology, including Developed Technology relating to the Coal Briquetting Technology, for the term of this Agreement, for the purpose of commercial exploitation, including the non-exclusive right to make, have made or use at the Facility and to offer to sell and to sell or otherwise transfer products that have been manufactured with the Coal Briquetting Technology, subject to the terms and conditions of this Agreement. Licensee hereby accepts the license on the terms hereof. Licensee shall not have the right to sublicense the Coal Briquetting Technology, except to any assignee, transferee or purchaser in accordance with Section 18. Licensee further agrees to use the Coal Briquetting Technology only under authority of this Agreement with Licensor.

         2.2 Licensor's Ownership of Developed Technology. All Developed Technology is and shall become Licensor's absolute property, subject to the terms of this Agreement.

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

         2.3 Non-licensed Technology. Licensor retains the absolute right to fully exploit its technologies including, but not limited to, the application of such technology embodied in the Coal Briquetting Technology to produce, market and use synthetic coke briquettes from coke breeze, iron revert materials and any other materials to which Licensor's technology can be applied.

         2.4 Confidentiality. Each of the parties hereby agree to maintain the Coal Briquetting Technology confidential and not to disclose the Coal Briquetting Technology, or any aspect thereof, including, but not limited to, the Developed Technology (collectively, the "Confidential Information"). Notwithstanding the foregoing, information which (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the parties or their respective agents, employees, directors or representatives,
(ii) was available to the party receiving disclosure on a non-confidential basis prior to its receiving disclosure hereunder, (iii) lawfully becomes available to the party receiving disclosure on a non-confidential basis from a third party source (provided that such source is not known by the party receiving disclosure or its agents, employees, directors or representatives to be prohibited from transmitting the information), (iv) a party is compelled by legal process by any court or other authority to disclose or (v) is developed by Licensee independently of (or which does not depend on the use of) Confidential Information received from Licensor, shall not be subject to the terms of this
Section 2.4. In the case of (iv) above, the compelled party shall give the other party prompt written notice of such legal process in order that an appropriate protective order can be sought and each party agrees not to oppose the other party's efforts to prevent the public disclosure of Confidential Information. At the termination of this Agreement, each party receiving Confidential Information shall use commercially reasonable efforts to return all copies of such Confidential Information (including, without limitation, any reports or memoranda), except to the extent such Confidential Information is necessary for accounting, tax, regulatory or other similar purposes. Nothing in this Agreement shall prohibit Licensee from disclosing the Confidential Information to affiliates or to others as may be reasonably necessary for Licensee to exploit Licensee's rights under the Purchase Agreement and/or this Agreement, provided that the recipient of any such Confidential Information executes a confidentiality agreement restricting further disclosure of the Confidential Information.

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

         2.5 Know-How and Assistance. To enable Licensee to benefit fully from the license of the Coal Briquetting Technology, Licensor shall provide access to all relevant documentation, drawings, engineering specifications and other know-how in its possession, reasonable access to its employees or agents who are familiar with the Coal Briquetting Technology, including, but not limited to, Developed Technology, and shall provide such technical assistance and training as is requested by Licensee. If Licensor does not have responsibility for the operation of the Facility, Licensee shall reimburse Licensor for reasonable travel and other similar out-of-pocket expenses of Licensor in performing services under this Section 2.5; provided, however, that Licensor shall obtain the prior approval of Licensee for any expenditures in excess of $5,000.

         Section 3. Royalty.

         3.1 Royalty Payments. Subject to adjustment as described below, during the term of this Agreement, Licensee shall pay to Licensor a royalty in an amount equal to $**** per ton of Section 29 Product produced at the Facility and sold during the period commencing on the date of this Agreement and ending upon the expiration of the term (or earlier termination) of this Agreement. Such royalty shall be paid quarterly on the last business day of January, April, July and October of each calendar year for the Section 29 Product produced at the Facility and sold during the previous calendar quarter (commencing with the calendar quarter which includes the date of this Agreement). To the extent Licensee, at its option, does not purchase from Licensor and use the Proprietary Binder Material to produce the Section 29 Product produced at the Facility and sold and instead uses a binder or other compound obtained from one or more other sources, the royalty amount payable to Licensor shall be reduced to $**** per ton.

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

         3.2 Royalty Set-off. If any person ("Claimant") asserts a claim that all or any part of the Coal Briquetting Technology is not the property of Licensor and is instead the property of Claimant, Licensee may, pending resolution of such claim, withhold from the royalty payment otherwise due Licensor pursuant to Section 3.1, amounts equal to such licensee fees as Claimant may demand for the use by Licensee of the Coal Briquetting Technology allegedly owned by Claimant. Any amounts so withheld will be placed in escrow by Licensee. Upon entrance of a final non-appealable order by a court of competent jurisdiction that the Coal Briquetting Technology is the property of Licensor or upon receipt of a release of Licensee from liability by Claimant, Licensee shall pay to Licensor any amounts withheld pursuant to this Section 3.2. If a court of competent jurisdiction enters a final non-appealable order that all or any portion of the Coal Briquetting Technology is the property of the Claimant, Licensee may pay to Claimant a reasonable license fee and set off any amounts so paid against any amount withheld pursuant to this Section 3.2 and/or any other royalty otherwise due Licensor without any further liability with respect thereto. Nothing in this Section 3.2 shall be construed as limiting in any respect Licensee's rights and remedies related to a breach by Licensor of the representations and warranties contained in Section 7.3.

         Section 4. Sales of Binder.

         4.1 Sale and Purchase. Licensor shall sell to Licensee, and Licensee shall purchase from Licensor, such amounts of Proprietary Binder Material as Licensee may request from time to time to operate the Facility. Licensor shall deliver the Proprietary Binder Material to Licensee at such times and in such amounts as Licensee may request from time to time. Each calendar month Licensor shall deliver an invoice to Licensee for the Proprietary Binder Material delivered to Licensee during the immediately preceding calendar month. Payments for Proprietary Binder Material delivered by Licensor to Licensee during any calendar month shall be due and payable to Licensor within fifteen (15) days following receipt of an invoice from Licensor with respect to such Proprietary Binder Material. Notwithstanding anything in this Agreement to the contrary, Licensee, at its option, may purchase and use binders or other compounds obtained from other sources in lieu of, or in addition to, the Proprietary Binder Material.

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

         4.2 Price. Subject to the next two preceding sentences, the price which Licensee shall pay for the Proprietary Binder Material delivered by Licensor to Licensee shall be an amount equal to $**** per unit of Proprietary Binder Material (assuming 2% Proprietary Binder Material by weight) to produce one (1) ton of synthetic fuel product. If during the term of this Agreement, Licensor shall enter into one or more agreements from time to time with third parties pursuant to which Licensor shall sell Proprietary Binder Material for less than $**** per unit of Proprietary Binder Material (assuming 2% Proprietary Binder Material by weight) to produce one (1) ton of synthetic fuel product (such lower price, the "Reduced Cost of Manufacture"), then the parties hereto agree that the price which Licensee shall pay for Proprietary Binder Material delivered by Licensor to Licensee pursuant to this Agreement shall be automatically reduced to such Reduced Cost of Manufacture. If during the term of this Agreement, Licensor's direct and actual costs (including, but not limited to, material, labor and transportation costs) incurred in connection with the manufacture and sale of the Proprietary Binder Material delivered by Licensor to Licensee pursuant to this Agreement shall exceed $**** per unit of Proprietary Binder Material (assuming 2% Proprietary Binder Material by weight) to produce one (1) ton of synthetic fuel product (such price, the "Increased Cost of Manufacture"), then the parties hereto agree that the price which Licensee shall pay for Proprietary Binder Material delivered by Licensor to Licensee pursuant to this Agreement shall be automatically increased to an amount equal to such Increased Cost of Manufacture, unless or until the price has been or is subsequently reduced pursuant to the immediately preceding sentence.

         4.3 Licensor Representations, Warranties and Covenants. Licensor represents, warrants and covenants as follows:

         (1) Licensor shall convey to Licensee good, valid and marketable title to all Proprietary Binder Material purchased by Licensee from Licensor hereunder, free and clear of any and all liens, claims and encumbrances of any type whatsoever.

         (2) Proprietary Binder Material purchased by Licensee from Licensor hereunder shall not contain any Hazardous Substances and its sale, delivery and use to produce solid synthetic fuel at the Facility, in each case, as contemplated by this Agreement shall comply with all applicable laws and governmental regulations (including, but not limited to, environmental laws and regulations).

         (3) Licensor represents and warrants to Licensee that the Proprietary Binder Material when applied to Coal Feedstock produces a "significant chemical change" for purposes of Section 29 of the Code.

         (4) Licensor agrees that it shall not substitute other monomers or polymers for the Dow carboxylated styrene/butadiene latex formulation currently being used by Licensor to produce Proprietary Binder Material without the prior written consent of Buyer and without first providing Buyer with a written report of a third party fuels expert reasonably acceptable to the Licensor and Licensee to the effect that (in such third party's professional judgment) the monomers or polymers so to be substituted will achieve the results set forth in Section 4.3(c).

         (5) Licensor agrees that all Proprietary Binder Material delivered to Licensee shall be in accordance with the specifications set forth in Exhibit A attached hereto.

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

         (6) At Licensee's request, Licensor shall replace, or refund the purchase price of, all non-conforming Proprietary Binding Material. In addition, Licensor shall (i) pay all of Licensee's costs and expenses incurred to return, remove or dispose of non-conforming Proprietary Binder Material and (ii) indemnify, defend and hold harmless Licensee and its partners, directors, officers, members, agents, representatives, subsidiaries and affiliates from and against any and all claims, demands or suits (by any party, including any governmental entity), losses, liabilities, damages, obligations, penalties, payments, costs and expenses (including the costs and expenses of enforcing this indemnification and defending any and all actions, suits, proceedings, demands and assessments, which shall include reasonable attorneys' fees and court costs) resulting from, relating to, arising out of, or incurred in connection with any products liability claim resulting from, relating to, arising out of, or incurred in connection with the delivery to and use by Licensee of Proprietary Binder Material delivered by Licensor; provided, however, that in no event shall Licensor's liability under this Section 4.3(f)(ii) exceed the greater of (i) the proceeds received from insurance provided for in Section 4.8 and (ii) the proceeds received under the Dow Agreement and/or any of its other vendor or binder manufacturing agreements which Licensor may enter into from time to time.

         (7) Licensor agrees that there will be available at the Facility from time to time as reasonably requested by Licensee sufficient quantities of the Proprietary Binder Material to supply the requirements of the Licensee for the production of up to 83,334 tons of Product per calendar month from the date hereof until at least December 31, 2007.

         4.4 Order Procedure. Licensee shall deliver all purchase orders for Proprietary Binder Materials at least thirty (30) days in advance of the first day of the month in which delivery of such Proprietary Binder Material is required under such purchase order. (For example, Licensee shall deliver a purchase order for December delivery by no later than November 1st). Each such purchase order shall be delivered either (i) in writing (including by fax) or
(ii) orally by telephone by an authorized agent of Licensee (subject to the condition that it is followed by a written purchase order within twenty-four
(24) hours). Such purchase orders shall be sent to Licensor at such address as Licensor shall direct in writing from time to time.

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         4.5 Delivery and Acceptance. All Proprietary Binder Material purchased hereunder shall be delivered F.O.B. the Facility. Licensor shall arrange for any necessary transportation of the Proprietary Binder Material to the Facility and shall deliver or cause to be delivered to Licensee a material safety data sheet in respect of each delivery of Proprietary Binder Material to Licensee. Licensee shall bear the expense of unloading Proprietary Binder Material from the trucks. Licensee shall have a reasonable opportunity to sample Proprietary Binder Material delivered to it hereunder to confirm that such Proprietary Binder Material conforms to the terms and requirements hereof (including, but not limited to, the specifications set forth in Exhibit A attached hereto), and Licensee shall not be deemed or required to accept any such Proprietary Binder Material prior to the completion of such sampling. From time to time as requested by Licensee, Licensor shall certify in writing to Licensee that the representations and warranties in Section 4.3 are true and complete with respect to the Proprietary Binder Material delivered to Licensee pursuant to this Agreement.

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         4.6 Grant of License. Licensor hereby grants to Licensee a nonexclusive license for the term of this Agreement (or such shorter period as provided in the proviso hereto) to use the technology used to manufacture the Proprietary Binder Material, and the copy of the Formula delivered in escrow pursuant to
Section 4.7, to manufacture the Proprietary Binder Material in sufficient quantities to operate the Facility to full capacity, and such technology shall be deemed "Coal Briquetting Technology" for the purposes of this Agreement; provided, however, that Licensee shall not be permitted to use, and Licensee agrees that it shall not use, such license unless and until Licensor has given notice to Licensee of its inability to deliver the Proprietary Binder Material to Licensee (which Licensor shall give to Licensee not less than ninety (90) days before its ability to deliver the Proprietary Binder Material to Licensee will be interrupted or terminated for any reason, including Licensor's insolvency, bankruptcy or liquidation) or, in the absence of such notice, the actual failure by Licensor to deliver the Proprietary Binder Material to Licensee for at least ten (10) days after Licensee gives written notice of non-delivery to Licensor. Upon the occurrence of the events described in the immediately proceeding proviso, Licensor agrees to coordinate and arrange for, and does hereby authorize and permit, Licensee, its sublicensees or assignees, to purchase the Proprietary Binder Material directly from Licensor's binder manufacturing or vendor sources. The license granted to Licensee under this Section shall cease (subject to reinstatement upon the reoccurrence of the events contemplated above) and sales of Proprietary Binder Material under the terms of this Agreement shall be reinstated, in each case, on a date not less than ninety (90) days after Licensor gives notice to Licensee, together with evidence reasonably satisfactory to Licensee, that Licensor is able to deliver the Proprietary Binder Material to Licensee in accordance with this Agreement.
No additional fee or royalty shall be payable to Licensor in connection with the license granted pursuant to this Section and Licensor shall be responsible for any additional out-of-pocket costs incurred by Licensee in connection with the production of Proprietary Binder Material pursuant to this Section.

         4.7 Escrow of Binder Material Formula.

         As a material inducement for Licensee entering into this Agreement and for the Buyer under the Purchase Agreement entering into the Purchase Agreement, and in order to provide assurance to Licensee of access to and adequate and continuing supply of the Proprietary Binder Material during the term of this Agreement, Licensor agrees to place in escrow with Licensee the formula and technology used to manufacture the Proprietary Binder Material (the "Formula") as provided herein. In connection therewith, Licensor agrees to deposit with Licensee, within ten (10) days of the date of this Agreement, a copy of the Formula. During the term of this Agreement, Licensor shall keep the Formula in escrow fully current by depositing all updates and revisions thereto and related materials, as the Formula may be updated or revised from time to time. Such supplemental deposits will be completed no later than ten (10) days after the date of use of such revised Formula by Licensor. Title to the Formula shall remain in Licensor, but title to the copy thereof to be deposited in escrow hereunder shall, in the event the Formula shall be released for use to Licensee as provided in Section 4.6, pass to and vest in Licensee. Licensee shall hold such copy of the Formula and any supplements in a safe-deposit box at a financial institution located in the Pikeville, Kentucky region designated by Licensee and reasonably approved by Licensor. Notwithstanding its ownership of a copy of the Formula in such event, Licensee's use of the Formula shall remain subject to the terms of this Agreement.

         4.8 Required Insurance.

         (1) Types. Licensor shall obtain and maintain, at its own cost, from reputable insurers at all times during the term of this Agreement, general third party liability insurance, including product liability coverage, with a $10,000,000 coverage limit, which may be comprised of a $1,000,000 per occurrence primary policy and a $10,000,000 umbrella policy.

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         (2) "Occurrence" Basis Coverage. To the extent available on commercially reasonable terms at commercially reasonable rates the liability coverage required in this Section 4.8 shall be written on an "occurrence" basis.

         (3) Named Insured. Licensor shall cause Licensee to be named as an additional insured on all the insurance policies required under this Section 4.8.

         (4) Subrogation Waiver. Licensor shall cause all the insurance policies required under this Section 4.8 to contain a waiver of subrogation by the insurer in favor of Licensee.

         (5) Notice of Cancellation/Coverage Reduction. Licensor shall insure that each insurance policy required under this Section 4.8 shall contain a "notice of cancellation/coverage reduction" provision requiring the insurer to give at least thirty (30) days prior written notice to Licensee of the cancellation of and/or material change to (including, but not limited to, a reduction in coverage under such insurance policy) its insurance policy.

         (6) Default. If Licensor fails duly to perform it obligations to effect and maintain any of the insurance required pursuant to this Section 4.8, Licensee may, but shall not be obligated to, upon written notice to Licensor, in the name of and on behalf of Licensor effect and maintain such insurance, and all costs and expenses thereby incurred by Licensee shall be paid by Licensor within ten (10) days of written demand.

         (7) Certificates of Insurance. Licensor shall cause its insurers under each insurance policy required under this Section 4.8 to provide Licensee with certificates of insurance evidencing the insurance policies and endorsements required by this Section 4.8. Failure of the Licensee to receive such certificates shall not relieve Licensor of its obligation to obtain and maintain insurance in accordance with this Section 4.8. Failure to obtain insurance pursuant to this Section 4.8 shall in no way relieve or limit Licensor's obligations and liabilities under this Agreement.

Section 5.        Records; Inspection; Confidentiality.

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         5.1 Records. Each party hereto shall keep accurate records containing all data reasonably required for the computation and verification of the amounts to be paid by the respective parties under this Agreement (including, but not limited to, any Reduced Cost of Manufacture or Increased Cost of Manufacture), and shall permit each other party or an independent accounting firm designated by such other party to inspect and/or audit such records during normal business hours upon reasonable advance notice. All costs and expenses incurred by a party in connection with such inspection shall be borne by it.

         5.2 Confidentiality. Each party agrees to hold confidential from all third parties all information contained in records examined by or on behalf of it pursuant to this Section 5; provided, however, that information shall not be subject to the terms of this Section 5 which (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the parties or their respective agents, employees, directors or representatives,
(ii) was available to the party receiving disclosure on a non-confidential basis prior to its receiving disclosure hereunder, (iii) lawfully becomes available to the party receiving disclosure on a non-confidential basis from a third party source (provided that such source is not known by the party receiving disclosure or its agents, employees, directors or representatives to be prohibited from transmitting the information), (iv) a party is compelled by legal process by any court or other authority to disclose, or (v) is developed by the party independently of (or which does not depend on the use of) disclosure hereunder. In the case of (iv) above, the compelled party shall give the other party prompt written notice of such legal process in order that an appropriate protective order can be sought and each party agrees not to oppose the other party's efforts to prevent the public disclosure of such information. At the termination of this Agreement, each party receiving copies of such information (including, without limitation, any reports or memoranda) shall use commercially reasonable efforts to return all such copies, except to the extent such information is necessary for accounting, tax, regulatory or other similar purposes. Nothing in this Agreement shall prohibit Licensee from disclosing such information to affiliates or to others as may be reasonably necessary for Licensee to exploit Licensee's rights under the Purchase Agreement and/or this Agreement, provided that the recipient of any such information executes a confidentiality agreement restricting further disclosure of such information.

         Section 6. Enforcement Of Proprietary Rights. Licensee shall cooperate in good faith, with Licensor's efforts to enforce its proprietary patent and trade secret rights at Licensor's sole expense.

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         Section 7. General Representations, Warranties and Covenants.

         7.1 Authority. Each party represents and warrants to the other party that (a) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (i) have been duly authorized on its behalf by all requisite action, corporate or otherwise, (ii) does not and will not result in any violation of, conflict with or default under the terms of any of its organizational documents (nor, to its knowledge, does there exist any condition which upon the passage of time or the giving of notice would cause such violation, conflict or default), and (iii) does not and will not result in any violation of, conflict with or default under any collective bargaining agreement, permit, lease, venture, indenture, mortgage, agreement, contract, judgment, order or other obligation or restriction to which it or its assets may be bound or encumbered (nor, to its knowledge, does there exist any condition which upon the passage of time or the giving of notice would cause such violation, conflict or default), (b) it has the full right, power and authority to enter into this Agreement and to carry out the terms of this Agreement, (c) it has duly executed and delivered this Agreement, and (d) this Agreement is its valid and binding obligation, enforceable in accordance with its terms (subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws from time to time in effect relating to the rights and remedies of creditors as well as to general principles of equity).

         7.2 No Consent. Each party represents and warrants to the other party that no approval, consent, authorization, order, designation or declaration of any court or regulatory authority or governmental body or any third-party is required to be obtained by it, nor is any filing or registration required to be made therewith by it for the consummation by it of the transactions contemplated under this Agreement.

         7.3 Intellectual Property Matters.

         (1) Licensor represents and warrants to Licensee that (i) it owns, free and clear of all liens and encumbrances, patents related to the Coal Briquetting Technology (including, but not limited to, United States Patent Numbers 5,599,361, 5,487,764 and 5,453,103) and has developed and exclusively owns the Coal Briquetting Technology, including, but not limited to, printed and not printed technical data, know-how, trade secrets, copyrights, and other intellectual property rights and all other scientific or technical information in whatever form relating to, embodied in or used in the process to produce synthetic coal fuel briquettes from waste coal dust, coal fines, run of mine coal and other similar coal feedstock, and, the right to freely make, use, sell and exploit the Coal Briquetting Technology and Proprietary Binder Material used in manufacturing synthetic coal fuel briquettes from waste coal dust, coal fines, run of mine coal and other similar coal feedstocks, (ii) it has the sole and complete right and power to grant to Licensee the licenses granted herein, and (iii) the sale or use of the rights, Proprietary Binder Material and Coal Briquetting Technology and/or licenses granted herein as contemplated by this Agreement do not and will not infringe any third-party's intellectual property rights.

         (2) Except as otherwise expressly provided in this Agreement, Licensor agrees that it will not take any action or fail to take any action during the term of this Agreement that would negate this Agreement or cause a loss to Licensee of the licenses granted hereunder.

         (3) If during the term of this Agreement a third party has infringed any intellectual property rights associated with the Coal Briquetting Technology or otherwise misappropriated any Coal Briquetting Technology, Licensor shall, at Licensor's expense, institute and conduct legal actions against such third party or enter into such agreements or accord in settlement as are deemed appropriate by Licensor, in which case Licensor shall be entitled to any sums recovered in connection therewith from third parties. If Licensor does not take any action, Licensee shall have the right, but not the obligation, to take action as a plaintiff in the prosecution of any infringement or misappropriation action affecting the Facility, and Licensee shall be entitled to any sums recovered in connection therewith from third parties. If Licensee and Licensor have jointly conducted an infringement or misappropriation action, after each party has been reimbursed for costs and expenses incurred by it in prosecuting the action, any sums recovered in connection therewith from third parties shall be distributed to Licensee and Licensor based on the proportionate amount of damages suffered by Licensee and Licensor. Licensee shall always have the right to be represented at its expense by counsel of its own selection in any action. In no event shall Licensor enter into any agreement or settlement inconsistent with the terms of this Agreement.

         7.4 Indemnification. Each party agrees to indemnify, defend and hold harmless the other party and its partners, directors, officers, members, agents, representatives, subsidiaries and affiliates from and against any and all claims, demands or suits (by any party, including any governmental entity), losses, liabilities, damages, obligations, penalties (including, but not limited to, for violation of environmental laws), payments, costs (including, but not limited to, costs of remediation) and expenses (including, but not limited to, the costs and expenses of enforcing this indemnification and defending any and all actions, suits, proceedings, demands and assessments, which shall include reasonable attorneys' fees and court costs) resulting from, relating to, arising out of, or incurred in connection with its breach of any of the representations, warranties and/or covenants contained in this Agreement.

         Section 8. Term. The term of this Agreement will begin on the date of this Agreement and will expire, unless terminated earlier pursuant to Section 9, on the later of: (a) December 31, 2007, (b) the end of the term of Section 29 of the Code, or (c) the last to expire of the U.S. patents referred to under the definition of Coal Briquetting Technology above or any other U.S. patents in existence at the date of this Agreement that disclose and claim Covol's proprietary Coal Briquetting Technology. Any extension of this Agreement must be in writing and signed by both parties.

         Section 9. Events of Default; Remedies.

         9.1 Events of Default. The following shall constitute an event of default ("Event of Default") under this Agreement:

         (1) Licensor shall have breached any of its obligations pursuant to
Section 4.8, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice thereof by the non-defaulting party;

         (2) a party shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement (other than as provided in Section 9.1(a)), which breach cannot be or has not been cured within sixty (60) days after the giving of written notice thereof by the non-defaulting party;

         (3) a party becomes insolvent or is unable to pay its debts as they fall due, seeks protection voluntarily or involuntarily under any law relating to bankruptcy, receivership, insolvency, administration, liquidation, dissolution or similar law of any jurisdiction (other than for the purposes of a reorganization with a view to continuing the business as a going concern under relevant bankruptcy or insolvency proceedings) or enters into a general assignment or arrangement or a composition with or for the benefit of its creditors; or

         (4) a party takes any step (including the filing or presentation of a petition, the convening of a meeting or the filing of an application or consent) in any jurisdiction for, or with a view to, the appointment of an administrator, liquidator, receiver, trustee, custodian or similar official (other than for the purposes of a reorganization with a view to continuing the business as a going concern under relevant bankruptcy or insolvency proceedings) for such party and/or the whole or any part of the business, undertaking, property, assets, receiver or uncalled capital of such party or any such person is appointed.

         9.2 Remedies.

         (1) Upon the occurrence of an Event of Default, the non-defaulting party may, in addition to exercising any of its remedies at law or equity or any of its other remedies provided for in this Agreement, terminate this agreement upon written notice thereof to the defaulting party.

         (2) Upon termination of this Agreement, all rights granted to and future obligations of the parties shall immediately cease; provided, however, that termination shall not relieve either party of its obligations accrued during the term of this Agreement (including, but not limited to, any pre-termination obligation Licensee may have to pay Licensor) which has not been fulfilled, and all representations, warranties, indemnification obligations and confidentiality agreements made herein shall survive termination of this Agreement.

         (3) If either party terminates this Agreement pursuant to this Section 9.2, Licensee shall promptly return and cause all agents of Licensee to promptly return to Licensor all Confidential Information (except to the extent such Confidential Information is necessary for accounting, tax, regulatory or other similar purposes) and all Coal Briquetting Technology then in Licensee's possession, and Licensee shall not thereafter use for its own commercial benefit or disclose to any third person any Confidential Information or Coal Briquetting Technology before the end of the term of Section 29 of the Code. Notwithstanding the foregoing, Confidential Information shall not be subject to the terms of this Section 9.2(c) which (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Licensee or its respective members, agents, employees, directors or representatives, (ii) was available to the Licensee on a non-confidential basis prior to its receiving disclosure hereunder, (iii) lawfully becomes available to the Licensee on a non-confidential basis from a third party source (provided that such source is not known by the Licensee or its members, agents, employees, directors or representatives to be prohibited from transmitting the information), (iv) the Licensee is compelled by legal process by any court or other authority to disclose or (v) is developed by Licensee independently of (or which does not depend on the use of) Confidential Information received from Licensor; provided, however, that in the case of (iv) above, the Licensee shall give the Licensor prompt written notice of such legal process in order that an appropriate protective order can be sought and Licensee agrees not to oppose Licensor's efforts to prevent the disclosure of Confidential Information.

         Section 10. Waiver. The failure of any party to enforce at any time any provision of this Agreement shall not be construed as a waiver of such provision or the right thereafter to enforce each and every provision. No waiver by any party, either express or implied, of any breach of any of the provisions of this Agreement shall be construed as a waiver of any other breach of such term or condition.

         Section 11. Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable in any respect for any reason, the validity and enforceability of any such provision in any other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

         Section 12. Notices. All notices required or authorized by this Agreement shall be effective upon receipt and given to the parties in writing by fax, mail, or courier as follows:

                  To Licensor:         Brent M. Cook, President
                                       Covol Technologies, Inc.
                                       3280 North Frontage Road
                                       Lehi, UT  84043-9534
                                       Fax:  (801) 768-4483

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

                  To Licensee:         Premier Elkhorn Coal Company
                                       c/o TECO Coal Corporation
                                       200 Allison Boulevard
                                       Corbin, Kentucky 40701
                                       Fax:  (606) 523-4180
                                       Attn:  President

                  With a copy to:      TECO Energy, Inc.
                                       702 N. Franklin Street
                                       Tampa, Florida 33602
                                       Fax:  (813) 228-4811
                                       Attn:  General Counsel

         Section 13. Remedies Cumulative. Remedies provided under this Agreement shall be cumulative and in addition to other remedies provided by law or in equity.

         Section 14. Entire Agreement. This Agreement, together with the Transaction Documents (as defined in the Purchase Agreement), constitutes the entire agreement of the parties relating to the subject matter hereof. There are no promises, terms, conditions, obligations or warranties other than those contained herein and therein. This Agreement and the Transaction Documents supersede any and all prior communications, representations or agreements, verbal or written, between the parties relating to the subject matter hereof. This Agreement may not be amended except in writing signed by the parties hereto.

         Section 15. Relocation of the Facility. Licensee shall have the right to relocate the Facility to Pike County, Kentucky or any other site with respect to which Licensor has not as of the date of this Agreement conveyed a conflicting exclusive territorial license to a third party, provided that any such relocation shall not affect the terms of this Agreement which shall remain in full force and effect.

         Section 16. License Status in Bankruptcy. (a) This Agreement shall constitute an executory contract under Section 365 of the United States Bankruptcy Code, 11 U.S.C. ss. ss. 101 et seq. (the "Bankruptcy Code"). All rights and licenses granted pursuant to this Agreement are, and shall be deemed to be, licenses of and right to "intellectual property" as that term is defined in Section 101(35A), and as used in Section 365, of the Bankruptcy Code. The parties agree that (i) Licensor is a "licensor" under Section 365(n) of the Bankruptcy Code and (ii) Licensee, as licensee under this Agreement, shall possess and may fully exercise all of its rights, remedies and elections afforded by and under the Bankruptcy Code.

         (b) The parties further agree that, in the event of the commencement of a case by or against Licensor under the Bankruptcy Code, Licensee shall be entitled to all applicable rights under Section 365 of the Bankruptcy Code. Without limiting the foregoing, the parties hereby agree that Licensee has (i) the right to complete duplicate/ or complete access to, as appropriate) any such intellectual property referred to in subsection (a) above and any and all embodiments of such intellectual property upon the written request of Licensee and (ii) the right (unless and until the Agreement is rejected), upon written request of Licensee, (A) to compel the Licensor to perform the Agreement or to provide to Licensee such intellectual property (including any and all embodiments thereof) and (B) to compel Licensor not to interfere with Licensee's rights as provided in this Agreement/or any supplemental agreement) to such intellectual property (including any and all embodiments thereof), including any right to obtain such intellectual property/or any embodiment thereof) from another entity (including without limitation, the escrow referred to in Section 4.7).

         Section 17. Governing Law; Consent to Jurisdiction; Waiver of Jury
Trial.

         THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW OR ANY SUCCESSOR PROVISION THERETO).

         (1) Licensor, in respect of itself and its properties, (i) agrees to be subject to (and hereby irrevocably submits to) the nonexclusive jurisdiction of any Federal court located in the Commonwealth of Kentucky or any Kentucky state court in the event of any dispute arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court and irrevocably waives, to the fullest extent it may effectively do so under applicable Law, any objection to the laying of the venue of any such action in any such court and any claim that any such action brought in any such court has been brought in an inconvenient forum, (iii) agrees that it shall not bring any action arising our of or relating to this Agreement or any transactions contemplated hereby in any court other than a Federal or state court sitting in the Commonwealth of Kentucky and (iv) irrevocably agrees that all disputes arising our of or relating to this Agreement and the transactions contemplated hereby may be determined in any Federal or state court sitting in the Commonwealth of Kentucky.

         (2) Licensee, in respect of itself and its properties, (i) agrees to be subject to (and hereby irrevocably submits to) the nonexclusive jurisdiction of any Federal court located in the State of Utah or any Utah state court in the event of any dispute arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court and irrevocably waives, to the fullest extent it may effectively do so under applicable Law, any objection to the laying of the venue of any such action in any such court and any claim that any such action brought in any such court has been brought in an inconvenient forum, (iii) agrees that it shall not bring any action arising our of or relating to this Agreement or any transactions contemplated hereby in any court other than a Federal or state court sitting in the State of Utah and (iv) irrevocably agrees that all disputes arising our of or relating to this Agreement and the transactions contemplated hereby may be determined in any Federal or state court sitting in the State of Utah.

         (3) Either party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 12, provided that nothing in this Section 17, shall affect the right of any party to serve legal process in any other manner permitted by law or in equity.

         (4) EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTION DOCUMENTS OR ANY MATTER ARISING HEREUNDER OR THEREUNDER.

         Section 18. Assignment. This Agreement may not be assigned, in whole or in part, by any party without the prior written consent of the other party, which consent shall not be unreasonably withheld, except that each party shall have the right to assign their respective rights and obligations under this Agreement without the prior consent of the other party to (i) any affiliate or any entity which is controlled by such party and of which such party owns, directly or indirectly, at least fifty percent (50%) of each class of its outstanding securities, provided that no such assignment shall release such party from their respective obligations hereunder or (ii) in the case of Licensee, to any transferee or purchaser of the Facility.

         Section 19. Further Assurances. Each party agrees, at the request of the other party, at any time and from time to time, to execute and deliver all such further documents, and to take and to forbear from all such action, as may be reasonably necessary or appropriate in order to more effectively carry out the provisions of this Agreement.

         Section 20. Interpretation. Unless the context requires otherwise:

         (1) When a reference is made in this Agreement to an article or section, such reference shall be to an article or section of this Agreement.

         (2) Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

         (3) The words "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and exhibit references are to the sections and exhibits of this Agreement.

         (4) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(5) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

         (6) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

         (7) All references to contracts, agreements, leases or other understandings or arrangements shall refer to oral as well as written matters.

         (8) The specificity of any representation or warranty contained herein shall not be deemed to limit the generality of any other representation or warranty contained herein.

         (9) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                    [SIGNATURES APPEAR ON THE FOLLOWING PAGE]

         IN WITNESS WHEREOF, each party has caused the License and Binder Purchase Agreement to be executed by the duly authorized representative of the parties on the date and year first above written.

COVOL TECHNOLOGIES, INC.                     PREMIER ELKHORN COAL COMPANY

By: /s/ Kirk A. Benson                       By: /s/ J.J. Shackleford
    -----------------------                      -----------------------
Name:    Kirk A. Benson                      Name: J.J Shackleford
Title: Chief Executive Officer               Title: President


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